Exhibit 99.1

Inergy Reports Record Third Quarter Results

********************

Management Conference Call Scheduled for 9:00 a.m. CT Today

Kansas City, MO (August 9, 2010) – Inergy, L.P. (NYSE:NRGY) and Inergy Holdings, L.P. (NYSE:NRGP) today each reported results of operations for the quarter ended June 30, 2010, the third quarter of fiscal 2010.

Inergy, L.P.

Inergy, L.P. (“Inergy”) reported Adjusted EBITDA of $33.5 million for the quarter ended June 30, 2010, an increase of $2.2 million, or approximately 7%, from $31.3 million for the quarter ended June 30, 2009. Net loss attributable to partners, excluding certain items as discussed below, was $(32.4) million for the quarter ended June 30, 2010, or $(0.75) per diluted limited partner unit, and $(13.2) million or $(0.46) per diluted limited partner unit in the same quarter of last year.

For the nine-month period ended June 30, 2010, Adjusted EBITDA increased $22.1 million, or approximately 8%, to $295.5 million from $273.4 million for the same prior-year period. Net income attributable to partners for the nine months ended June 30, 2010, excluding certain items as discussed below, decreased approximately 26% to $104.1 million, or $0.83 per diluted limited partner unit, from $139.8 million, or $1.95 per diluted limited partner unit in 2009.

“Our operating teams delivered results that keep us on track to achieve our full year guidance,” said John Sherman, President and CEO of Inergy. “Our business fundamentals are strong, recent acquisitions are performing as expected, and our pipeline of growth projects continues to expand. These factors combined with an active acquisition market and the streamlined capital structure we announced today, position us to continue to execute growth in cash earnings for investors.”

As previously announced, the Board of Directors of Inergy’s managing general partner increased Inergy’s quarterly cash distribution to $0.705 per limited partner unit ($2.82 annually) for the quarter ended June 30, 2010. This represents an approximate 6% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 13, 2010.

Quarterly Results

In the quarter ended June 30, 2010, retail propane gallon sales were 45.0 million gallons compared to 41.9 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding certain items as discussed below, was $48.2 million for the quarter ended June 30, 2010, compared to $49.6 million for the quarter ended June 30, 2009. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $23.9 million in the quarter ended June 30, 2010, compared to $21.9 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $32.8 million for the quarter ended June 30, 2010, from $25.8 million for the same quarter in the prior year.

Exclusions from net income attributable to partners discussed above included losses of $2.1 million and $1.1 million on the disposal of excess property, plant, and equipment during the three months ended June 30, 2010 and 2009, respectively. Also excluded from net income and gross profit discussed above was a non-cash charge of $0.4 million during the three months ended June 30, 2010, resulting from the derivative contracts associated with retail propane fixed price sales.

For the quarter ended June 30, 2010, operating and administrative expenses increased to $74.9 million compared to $66.4 million in the same period of fiscal 2009.

Year-to-Date Results

For the nine-month period ended June 30, 2010, there were 294.7 million retail propane gallons sold compared to 271.0 million gallons sold during the same period in the prior year. Retail propane gross profit, excluding certain items as discussed below, was $336.6 million for the nine months ended June 30, 2010, compared to $323.1 million for the nine months ended June 30, 2009. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $86.8 million in the nine months ended June 30, 2010, compared to $89.3 million for the same prior-year period.

Gross profit from midstream operations increased to $95.3 million for the nine months ended June 30, 2010, from $72.8 million in the prior year.

Exclusions from net income attributable to partners discussed above included losses of $5.8 million and $4.1 million on the disposal of excess property, plant, and equipment during the nine months ended June 30, 2010 and 2009, respectively. Also excluded from net income and gross profit discussed above was a non-cash gain of $0.7 million and a non-cash charge of $1.5 million during the nine months ended June 30, 2010 and 2009, respectively, resulting from the derivative contracts associated with retail propane fixed price sales.

For the nine months ended June 30, 2010, operating and administrative expenses increased to $230.2 million compared to $212.6 million in the same period of fiscal 2009.

Inergy Holdings, L.P.

As discussed above, the $0.705 per limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $21.4 million with respect to the third fiscal quarter of 2010. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.34 per limited partner unit, or $1.36 on an annualized basis. This represents an approximate 31% increase over the $0.26 per limited partner unit paid for the same quarter of the prior year. The distribution will be paid on August 13, 2010.

Inergy Holdings, L.P. approved a three-for-one split of its outstanding limited partnership units in May 2010. The unit split entitled unitholders of record at the close of business on May 24, 2010, to receive two additional limited partnership units for each limited partnership unit held.

Inergy, L.P. and Inergy Holdings, L.P., also announced this morning, that the board of directors of both companies have reached a definitive agreement that will result in the merger of the two partnerships. The merger transaction will be completed with equity consideration and will result in NRGY owning its non-managing general partner economic interest and the elimination of NRGY’s incentive distribution rights owned by NRGP.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, August 9, 2010, to discuss results of operations for the third fiscal quarter of 2010, its business outlook, and the proposed merger of the two partnerships. A presentation regarding the proposed merger will be made available prior to the call and can be accessed on Inergy’s website, www.inergylp.com. The call will begin at 9:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 90515300.

About Inergy, L.P. and Inergy Holdings, L.P.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 800,000 retail customers from over 300 customer service centers throughout the United States. The Company also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. Item 6 to the Partnership’s Annual Report on Form 10-K provides a historical reconciliation of net income to EBITDA and Adjusted EBITDA.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: our ability to complete the planned merger; weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2010 and 2009

(in millions, except per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Propane	$167.8	$135.5	$1,091.6	$988.6
Other	123.8	99.5	392.8	350.5

	291.6	235.0	1,484.4	1,339.1

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	113.3	81.3	733.8	648.1
Other	73.8	56.4	231.2	207.3

	187.1	137.7	965.0	855.4

Gross profit	104.5	97.3	519.4	483.7

Expenses:
Operating and administrative	74.9	66.4	230.2	212.6
Depreciation and amortization	40.5	26.4	117.7	79.3
Loss on disposal of assets	2.1	1.1	5.8	4.1

Operating income (expense)	(13.0)	3.4	165.7	187.7

Other income (expense):
Interest expense, net	(22.9)	(17.2)	(66.9)	(52.1)
Other income	0.8	—	0.9	—

Income (loss) before income taxes	(35.1)	(13.8)	99.7	135.6
Benefit (provision) for income taxes	0.3	(0.2)	—	(0.4)

Net income (loss)	(34.8)	(14.0)	99.7	135.2
Net income attributable to non-controlling partners in ASC’s consolidated net income	0.1	0.3	0.7	1.0

Net income (loss) attributable to partners	$(34.9)	$(14.3)	$99.0	$134.2

Partners’ interest information:
Non-managing general partner and affiliate interest in net income	$17.3	$12.6	$51.5	$37.0

Total limited partners’ interest in net income (loss)	$(52.2)	$(26.9)	$47.5	$97.2

Net income (loss) per limited partner unit:
Basic	$(0.79)	$(0.48)	$0.75	$1.84

Diluted	$(0.79)	$(0.48)	$0.75	$1.84

Weighted average limited partners’ units outstanding (in thousands):
Basic	65,880	55,649	63,294	52,740

Diluted	65,880	55,649	63,332	52,765

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Supplemental Information:
Retail gallons sold	45.0	41.9	294.7	271.0

Cash and cash equivalents			$5.4	$13.0

Outstanding debt:
Working capital facility			$34.0	$28.0
General partnership facility			168.0	15.5
Senior unsecured notes			1,050.0	1,050.0
Fair value hedge adjustment on senior unsecured notes			6.5	5.2
Net bond discount (e) (g)			(14.0)	(17.1)
ASC credit agreement			6.3	9.1
Other debt			23.9	19.9

Total debt			$1,274.7	$1,110.6

Total partners’ capital			$898.0	$771.2

EBITDA:
Net income (loss) attributable to partners	$(34.9)	$(14.3)	$99.0	$134.2
Interest of non-controlling partners in ASC’s consolidated ITDA (f)	—	(0.1)	(0.2)	(0.4)
Interest expense, net	22.9	17.2	66.9	52.1
(Benefit) provision for income taxes	(0.3)	0.2	—	0.4
Depreciation and amortization	40.5	26.4	117.7	79.3

EBITDA (a)	$28.2	$29.4	$283.4	$265.6
Non-cash (gain) loss on derivative contracts	0.4	—	(0.7)	1.5
Long-term incentive and equity compensation expense	1.4	0.8	4.9	2.2
Loss on disposal of assets	2.1	1.1	5.8	4.1
Transaction costs	1.4	—	2.1	—

Adjusted EBITDA (a)	$33.5	$31.3	$295.5	$273.4

Distributable cash flow:
Adjusted EBITDA	$33.5	$31.3	$295.5	$273.4
Cash interest expense (b)	(21.7)	(16.3)	(63.3)	(49.7)
Maintenance capital expenditures (c)	(3.0)	(2.5)	(7.1)	(5.1)
Benefit (provision) for income taxes	0.3	(0.2)	—	(0.4)

Distributable cash flow (d)	$9.1	$12.3	$225.1	$218.2

EBITDA:
Net cash provided by operating activities	$1.3	$67.6	$141.6	$209.2
Net changes in working capital balances	12.0	(49.2)	92.7	18.3
Provision for doubtful accounts	(2.4)	(2.4)	(2.1)	(3.2)
Amortization of deferred financing costs and net bond discount	(1.7)	(1.7)	(5.4)	(3.5)
Unit-based compensation charges	(1.4)	(0.8)	(3.6)	(2.2)
Loss on disposal of assets	(2.1)	(1.1)	(5.8)	(4.1)
Interest of non-controlling partners in ASC’s consolidated EBITDA	(0.1)	(0.4)	(0.9)	(1.4)
Interest expense, net	22.9	17.2	66.9	52.1
(Benefit) provision for income taxes	(0.3)	0.2	—	0.4

EBITDA	$28.2	$29.4	$283.4	$265.6
Non-cash (gain) loss on derivative contracts	0.4	—	(0.7)	1.5
Long-term incentive and equity compensation expense	1.4	0.8	4.9	2.2
Loss on disposal of assets	2.1	1.1	5.8	4.1
Transaction costs	1.4	—	2.1	—

Adjusted EBITDA	$33.5	$31.3	$295.5	$273.4

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.

(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.

(f)	ITDA – Interest, taxes, depreciation and amortization.

(g)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8  3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2010 and 2009

(in millions, except per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Propane	$167.8	$135.5	$1,091.6	$988.6
Other	123.8	99.5	392.8	350.5

	291.6	235.0	1,484.4	1,339.1

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	113.3	81.3	733.8	648.1
Other	73.8	56.4	231.2	207.3

	187.1	137.7	965.0	855.4

Gross profit	104.5	97.3	519.4	483.7

Expenses:
Operating and administrative	75.3	66.6	231.2	213.3
Depreciation and amortization	40.5	26.4	117.7	79.3
Loss on disposal of assets	2.1	1.1	5.8	4.1

Operating income (loss)	(13.4)	3.2	164.7	187.0

Other income (expense):
Interest expense, net	(23.1)	(17.4)	(67.4)	(52.8)
Other income	0.8	—	0.9	—

Income (loss) before gain on issuance of units in Inergy, L.P. and income taxes	(35.7)	(14.2)	98.2	134.2
Gain on issuance of units in Inergy, L.P.	—	0.2	—	3.4
Benefit (provision) for income taxes	0.6	—	(0.3)	(1.3)

Net income (loss)	(35.1)	(14.0)	97.9	136.3
Net income (loss) attributable to non-controlling partners in Inergy, L.P.’s net (income) loss	47.6	23.7	(47.0)	(90.7)
Net income attributable to non-controlling partners in ASC’s consolidated net income	(0.1)	(0.3)	(0.7)	(1.0)

Net income attributable to partners	$12.4	$9.4	$50.2	$44.6

Total limited partners’ interest in net income	$12.4	$9.4	$50.2	$44.6

Net income per limited partner unit:
Basic	$0.20	$0.16	$0.82	$0.73

Diluted	$0.20	$0.15	$0.81	$0.73

Weighted average limited partners’ units outstanding (in thousands):
Basic	61,611	60,751	61,292	60,736

Diluted	62,653	61,271	62,248	60,973